Exhibit 3.33

RESTATED CERTIFICATE OF INCORPORATION

OF

CORAM HEALTHCARE CORPORATION OF NORTH TEXAS

Coram Healthcare Corporation of North Texas, a Delaware corporation (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is Coram Healthcare Corporation of North Texas. The Corporation was incorporated under the name “Curaflex Acquisition Inc.” The original Certificate of Incorporation (as amended, the “Certificate of Incorporation”) of the Corporation was filed with the Secretary of State of the State of Delaware on April 5, 1993.

2. Pursuant to Section 245 of the General Corporation Law of Delaware, this Restated Certificate of Incorporation integrates into a single instrument all of the provisions of the Certificate of Incorporation which are in effect and operative as a result of having theretofore been filed with the Secretary of State of the State of Delaware as certificates of amendment to the Certificate of Incorporation.

3. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation as theretofore amended, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

4. The terms and provisions of this Restated Certificate of Incorporation have been duly adopted pursuant to the provisions of Section 245 of the General Corporation Law of Delaware.

5. The text of the Certificate of Incorporation is hereby restated to read in its entirety as follows:

1. The name of the Corporation is Coram Healthcare Corporation of North Texas.

2. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

3. The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The total number of shares of all classes of stock that the Corporation is authorized to issue is ONE THOUSAND (1,000) shares of Common Stock with a par value of ONE TENTH OF ONE CENT ($0.001) per share.

5. The board of directors is expressly authorized to make, alter, or repeal the bylaws of the Corporation.

6. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

7. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or en the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors of class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner at the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation am a consequence of such Compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which they said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

8. The Corporation reserves the right to amend alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

9. To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This Article 9 does not affect the availability of equitable remedies for breach of fiduciary duties.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be duly executed this July 1, 2010.

By:	/s/ Robert T. Allen
Name:	Robert T. Allen
Title:	President, Chief Financial Officer and Treasurer

[Coram Healthcare Corporation of North Texas]

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